     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 2000

                                                      REGISTRATION NO. 333

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ALPHARMA INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                     DELAWARE                                           22-2095212
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                              ONE EXECUTIVE DRIVE
                           FORT LEE, NEW JERSEY 07024
                           TELEPHONE: (201) 947-7774
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S PRINCIPAL OFFICES)

                                ROBERT F. WROBEL
                     VICE PRESIDENT AND CHIEF LEGAL OFFICER
                                 ALPHARMA INC.
                              ONE EXECUTIVE DRIVE
                           FORT LEE, NEW JERSEY 07024
                           TELEPHONE: (201) 947-7774
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                               GLEN E. HESS, P.C.
                                KIRKLAND & ELLIS
                                CITICORP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 446-4800
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                                   PROPOSED            AMOUNT OF
                   TITLE OF EACH CLASS OF                     MAXIMUM AGGREGATE       REGISTRATION
               SECURITIES TO BE REGISTERED(1)                 OFFERING PRICE(2)          FEE(3)
------------------------------------------------------------------------------------------------------
Debt Securities and Class A Common Stock, par value $.20 per
  share.....................................................     $500,000,000           $132,000
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Includes shares of Class A Common Stock that may be issued upon conversion of Debt Securities. Also includes securities issuable upon conversion of convertible securities for no separate consideration.
(2) Or the equivalent thereof in one or more foreign currencies or composite currencies, including the Euro. If any Debt Securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $500,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount.
(3) The registration fee has been calculated pursuant to Rule 457(o) and reflects the offering price rather than the principal amount of any Debt Securities issued at a discount.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT COVERING THEM HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 19, 2000

Prospectus

                                  $500,000,000

                                [ALPHARMA LOGO]

                                DEBT SECURITIES
                              CLASS A COMMON STOCK

                           -------------------------

     We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

- senior debt securities                - Class A common stock
- subordinated debt securities

     We will provide the specific terms of these securities in supplements to this prospectus prepared in connection with each offering. These terms may include:

In the case of any securities:          In the case of debt securities:
- offering price                        - denomination or currency
- size of offering                      - interest rate
- underwriting discounts                - maturity
                                        - ranking
                                        - whether they may be redeemed prior
                                        to maturity
                                        - whether they are convertible into
                                          common stock

     The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

     THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     Our Class A common stock is traded on the New York Stock Exchange under the symbol "ALO."

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.
                The date of this prospectus is          , 2000.

                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    i
Incorporation by Reference..................................    i
Risk Factors................................................    1
Use of Proceeds.............................................    6
Ratio of Earnings to Fixed Charges..........................    6
Our Company.................................................    7
Where You Can Find More Information.........................    8
Description of Debt Securities..............................    9
Description of Capital Stock................................   15
Book-Entry..................................................   16
Plan of Distribution........................................   19
Legal Matters...............................................   20
Experts.....................................................   20

                           -------------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements," or statements that are based on current expectations, estimates, and projections rather than historical facts. We offer these forward-looking statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may prove, in hindsight, to have been inaccurate because of risks and uncertainties that are difficult to predict. Many of the risks and uncertainties that we face are included under the caption "Risk Factors."

     We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                           INCORPORATION BY REFERENCE

     We have filed the following documents with the Securities and Exchange Commission. These documents are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part of this prospectus:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1999.

     2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

     3. Our Current Report on Form 8-K dated May 2, 2000.

     All documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus are also incorporated by reference in this prospectus and will be deemed a part of this prospectus from the date of filing of the document or report.

     Statements contained in documents incorporated or deemed to be incorporated by reference after the date of this prospectus will modify statements in any other subsequently filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this prospectus in their original form.

     We will provide you without charge, upon request, with a copy of any or all of the documents referred to above which have been or may be incorporated in the prospectus by reference, other than exhibits to such documents unless the exhibits themselves are specifically incorporated by reference. Requests for such copies should be directed to Alpharma Inc., One Executive Drive, Fort Lee, New Jersey 07024, Attention: Investor Relations Department (telephone number:
(201) 947-7774).

                                  RISK FACTORS

     You should carefully consider the following risks as well as other information contained in this prospectus before deciding to invest in any offered securities.

OUR SUBSTANTIAL INDEBTEDNESS COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING, LIMIT OUR OPERATING FLEXIBILITY AND MAKE US MORE VULNERABLE TO ECONOMIC DOWNTURNS.

     As of March 31, 2000, as adjusted for the debt and equity financings related to our acquisition of the Roche medicated feed additive business, we had total outstanding long-term indebtedness of approximately $686 million, or approximately 56% of our total capitalization. Of this amount, approximately $368 million consists of notes convertible into Class A common stock at prices below the current market price. In addition, as adjusted, we had approximately $111 million of availability under our revolving credit facility and short-term European line, subject to the satisfaction of the financial tests and maintenance of the financial ratios we describe in this document and our other public filings. These tests and covenants include an interest coverage ratio, total debt to EBITDA and equity to total asset ratio. This level of indebtedness could:

     - limit our ability to obtain additional financing

     - limit our operating flexibility as a result of covenants contained in our credit facility

     - make us more vulnerable to economic downturns and

     - limit our ability to pursue other business opportunities.

     Also, we are affected by fluctuations in interest rates since approximately $335 million of our debt at March 31, 2000, on an as adjusted basis, was at variable interest rates. We believe that we are more leveraged than many of our competitors.

POTENTIAL ACQUISITIONS MAY REDUCE OUR EARNINGS, BE DIFFICULT TO INTEGRATE INTO OUR COMPANY AND REQUIRE ADDITIONAL FINANCING.

     We search for and evaluate acquisitions which will provide new product and market opportunities, leverage existing assets and add critical mass. Acquisitions commonly involve risks and may have a material effect on our results of operations. Any acquisitions we make may fail to accomplish our strategic objectives, may not be successfully integrated with our operations and may not perform as expected. In addition, based on current acquisition prices in the pharmaceutical industry, acquisitions could initially be dilutive to our earnings and add significant intangible assets and related goodwill amortization charges. Our acquisition strategy will require additional debt or equity financing, resulting in additional leverage and dilution of ownership, respectively. We may not be able to finance acquisitions on terms satisfactory to us.

WE ARE SUBJECT TO GOVERNMENT REGULATIONS AND ACTIONS THAT INCREASE OUR COSTS AND COULD PREVENT US FROM MARKETING OR SELLING SOME OF OUR PRODUCTS IN CERTAIN COUNTRIES.

     The research, development, manufacturing and marketing of our products are subject to extensive government regulation. Government regulation includes inspection of and controls over testing, manufacturing, safety, efficacy, labeling, record keeping, pricing, sale and distribution of pharmaceutical products. The U.S. and other governments regularly review manufacturing operations. Noncompliance with applicable requirements can result in fines, recall or seizure of products, suspension of production and debarment of individuals or our company from obtaining new drug approvals. Government regulation substantially increases the cost of manufacturing, developing and selling our products.

     We have filed applications to market our products with the United States Food and Drug Administration and other regulatory agencies both in the U.S. and internationally. The timing of receipt of approvals of these applications can significantly affect future revenues and income. This is particularly significant with respect to human pharmaceuticals at the end of third parties' patent protection. There can be no assurance that we will obtain new product approvals in a timely manner, if ever. Failure to obtain approvals, or to obtain them when expected, could have a material adverse effect on our business. We also have affiliations, license agreements and other arrangements with companies, such as Ascent Pediatrics, Inc., which arrangements depend on regulatory approvals sought by such companies.

     The issue of the potential for increased human resistance to certain antibiotics used in food producing animals is the subject of discussions on a world-wide basis and, in certain instances, has led to government restrictions on the use of antibiotics in such animals. While most of this activity has involved products other than those that we offer for sale, effective July 1, 1999, the European Union and five non-EU countries have banned the use of three products that we do not manufacture, and bacitracin zinc, a feed antibiotic growth promoter manufactured by us which has been used in livestock feeds for over 40 years. The EU ban is based upon the "Precautionary Principle" which states that a product may be withdrawn from the market based upon a finding of a potential threat of serious or irreversible damage even if such finding is not supported by scientific certainty. 1998 sales (the last full year of sales in the EU) of our bacitracin based products were approximately $10.9 million in the EU and $1.8 million in the non-EU countries which have also banned the product. Our initial effort to reverse this action by means of a court injunction from the Court of First Instance of the European Court was denied. We are making further attempts to reverse or limit this action, with particular emphasis on political means. Although we may not succeed, we believe that strong scientific evidence exists to refute the EU position. In addition, other countries are considering a similar ban. If the loss of bacitracin zinc sales is limited to the European Union and those countries that have already taken similar action, we do not anticipate a material adverse effect. If either (a) other countries more important to our sales of bacitracin-based products ban these products or
(b) the European Union (or countries or customers within the EU) acts to prevent the importation of meat products from countries that allow the use of bacitracin-based products, we could be materially affected. Specifically the loss of the U.S. market for our bacitracin based products would be materially adverse to us. We cannot predict whether the present bacitracin zinc ban will be expanded. In addition, we cannot predict whether this antibiotic resistance issue will result in expanded regulations adversely affecting other antibiotic based animal health products manufactured by us.

OUR FOREIGN OPERATIONS ARE SUBJECT TO ADDITIONAL ECONOMIC AND POLITICAL RISKS.

     Our foreign operations are subject to currency exchange fluctuations and restrictions, political instability in some countries, and uncertainty as to the enforceability of, and government control over, commercial rights.

     Some of our foreign operations, particularly in Indonesia where we have a manufacturing facility and Brazil where we have recently added significant sales, are being affected by wide currency fluctuations and decreased economic activity in these regions and, in case of Indonesia, by social and political unrest. While our present exposure to economic factors in these regions is not material, they are important areas for anticipated future growth.

     We sell products in many countries that are recognized to be susceptible to significant foreign currency risk. These products are generally sold for U.S. dollars, which eliminates the direct currency risk but increases credit risk if the local currency devalues significantly and it becomes more difficult for customers to purchase U.S. dollars required to pay us. Recent acquisitions in Europe may increase the foreign currency risk.

OUR OPERATING RESULTS HAVE VARIED IN THE PAST AND MAY CONTINUE TO DO SO.

     Our businesses may experience variations in revenues and net income as a result of many factors, including acquisitions, delays in the introduction of new products, success or failures of strategic alliances and joint ventures, management actions and the general conditions of the pharmaceutical and animal health industries.

MANY OF OUR COMPETITORS HAVE MORE RESOURCES THAN WE HAVE.

     All of our businesses operate in highly competitive markets and many of our competitors are substantially larger and have greater financial, technical and marketing resources. As a result, we may be at a disadvantage in our ability to develop and market new products to meet competitive demands.

WE HAVE BEEN AND WILL CONTINUE TO BE AFFECTED BY THE COMPETITIVE AND CHANGING NATURE OF THE PHARMACEUTICAL INDUSTRY, INCLUDING PRICE RESTRICTIONS IN CERTAIN MARKETS.

     Our U.S. generic pharmaceutical business has historically been subject to intense competition. As patents and other bases for market exclusivity expire, prices typically decline as generic competitors enter the marketplace. Normally, there is a further unit price decline as the number of generic competitors increases. The timing of these price decreases is unpredictable and can result in a significantly curtailed period of profitability for a generic product. In addition, brand-name manufacturers frequently take actions to prevent or discourage the use of generic equivalents through marketing and regulatory activities and litigation.

     Generic pharmaceutical market conditions in the U.S. were further exacerbated in recent years by a fundamental shift in industry distribution, purchasing and stocking patterns resulting from increased importance of sales to major wholesalers and a concurrent reduction in sales to private label generic distributors. Wholesaler programs generally require lower prices on products sold, lower inventory levels kept at the wholesaler and fewer manufacturers selected to provide products to the wholesaler's own marketing programs.

     The factors which have adversely affected the U.S. generic pharmaceutical industry may also affect some or all of the markets in which the international pharmaceutical division operates. In addition, in Europe we are encountering price pressure from imports of identical products from lower priced markets under EU laws of free movement of goods. Parallel imports could lead to lower volume growth. Our international pharmaceutical division is also affected by general governmental initiatives to reduce drug prices, including anticipated price controls or other restrictions on our business in the United Kingdom. Both parallel imports and governmental cost containment could cause lower prices in certain markets including the UK and the Nordic countries where we have significant sales.

     It is difficult for us to respond to competitive challenges because of the significance of relatively few major customers, such as large wholesalers and chain stores, a rapidly changing market and uncertainty of timing of new product approvals.

FUTURE INABILITY TO OBTAIN RAW MATERIALS OR PRODUCTS FROM CONTRACT MANUFACTURERS COULD SERIOUSLY AFFECT OUR OPERATIONS.

     We currently purchase many of our raw materials and other products from single suppliers. Although we have not experienced difficulty to date, we may experience supply interruptions in the future and may have to obtain substitute materials or products. If we had to obtain substitute materials or products, we would require additional regulatory approvals. Any significant interruption of supply from our suppliers could have a material adverse effect on our operations.

OUR BUSINESS IS AFFECTED BY THE POLICIES OF THIRD-PARTY PAYORS, SUCH AS INSURERS AND MANAGED CARE ORGANIZATIONS.

     Our commercial success with respect to generic products depends, in part, on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and services and their reimbursement practices may prevent us from maintaining our present product price levels. In addition, the market for our products may be limited by third-party payors who establish lists of approved products and do not provide reimbursement for products not listed.

SOME OF OUR PRODUCTS MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     Continuing studies are being conducted by the industry, government agencies and others. These studies increasingly employ sophisticated methods and techniques and can call into question the utilization, safety and efficacy of previously marketed products. In some cases, these studies have resulted in the removal of products from the market and have given rise to claims for damages from previous users. Our business could be harmed by such actions.

OUR RELATIONSHIP WITH OUR CONTROLLING STOCKHOLDER COULD LEAD TO CONFLICTS OF INTEREST.

     A.L. Industrier AS, or Industrier, is the beneficial owner of 100% of the outstanding shares of the Class B common stock. Industrier also owns $67.8 million of our 5 3/4% convertible subordinated notes due 2005 which are convertible into Class B common stock. As a result of its stock ownership, Industrier controls Alpharma and is presently entitled to elect two-thirds of the members of our board of directors. Einar Sissener, Chairman of the Board and Chairman of the Office of the Chief Executive of Alpharma, controls a majority of Industrier's outstanding shares and is Chairman of Industrier. In addition, Mr. Sissener beneficially owns 328,667 shares of Class A common stock.

     We engage in various transactions with Industrier from time to time, and conflicts of interest are present with respect to the terms of such transactions. All of our contractual arrangements with Industrier are subject to review by, or ratification of, the audit committee of our board of directors as to the fairness of the terms and conditions of such arrangements to us. Our audit committee consists of directors who are unaffiliated with Industrier.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE BECAUSE OF INTERNAL AND EXTERNAL FACTORS.

     The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of our Class A common stock, like the stock prices of many publicly traded pharmaceutical companies, has been and may continue to be highly volatile. The sale by our major shareholders or members of our management of shares of common stock, management actions, announcements of technological innovations or new commercial products by Alpharma or its competitors, publicity regarding actual or potential medical results relating to marketed products, regulatory developments in either the U.S. or foreign countries, public concern as to the safety of pharmaceutical and animal health products, factors present in foreign operations, the loss of suppliers or contract manufacturers, third-party reimbursement pressures, potential liability for current products and economic and other external factors, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Class A common stock.

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement provides otherwise, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes, including capital expenditures and acquisitions. We believe that any issuance of equity offered by this prospectus will enhance our ability to finance future acquisitions, including incurring additional debt. We are evaluating several possible acquisition candidates but, other than as incorporated by reference or described in this prospectus, we currently have no agreement or understanding regarding any material acquisition. We may use a portion of the net proceeds to temporarily reduce amounts owed under our credit facility.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for Alpharma and its subsidiaries on a consolidated basis for each of the periods indicated. We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings consist of pretax income plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and a portion of rent expense (33%) we estimated to be the interest component of those rentals.

                                     THREE MONTHS
     YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
---------------------------------   ---------------
1995   1996   1997   1998   1999         2000
----   ----   ----   ----   -----   ---------------
2.24x  --(1)  2.31x  2.29x   2.43x        2.42x

-------------------------

(1) Earnings in 1996 were not sufficient to cover fixed charges. The deficiency of earnings was $16.4 million.

                                  OUR COMPANY

     We are a multinational company that develops, manufactures and markets specialty pharmaceutical products for humans and animals. We manufacture and market approximately 620 pharmaceutical products for human use and 50 animal health products. We conduct our business in more than 60 countries and have approximately 3,500 employees at 44 sites in 22 countries. For the year ended December 31, 1999, we generated revenue of over $742 million and operating income of approximately $100 million.

     Our human pharmaceutical business is the largest manufacturer and marketer of generic liquid and topical pharmaceuticals in the U.S. In addition, we have leading and expanding positions internationally, especially in Europe, where we have leading positions in branded generic pharmaceuticals in the Nordic countries and a substantial generic pharmaceutical market presence in the UK, the Netherlands and Germany, through recent acquisitions. Further, through our fine chemicals division, we are the world's leading producer of bacitracin, bacitracin zinc and polymixin, and we are among the world's largest producers of vancomycin, all of which are important pharmaceutical grade antibiotics. Our human pharmaceutical business generated approximately $561 million of revenue before elimination of intercompany sales, or approximately 75% of our total revenues, for the year ended December 31, 1999.

     Our pharmaceutical business for animals is a leading provider of animal feed additives for the poultry, cattle and swine industries, as well as vaccines for the aquaculture industry. We are the market leader in the manufacture and sale of bacitracin-based feed additives sold under the trade names BMD(R) and Albac and chlorotetracycline sold under the trade names Aureomycin(R) and Chlormax(R). In addition, we believe that we have a significant market share with several other of our feed additives, including those sold under our Deccox and 3-Nitro(R) brands. In aquatic animal health, we believe we are a leader in the development, manufacture and marketing of vaccines for use in immunizing farmed fish against disease. Our animal health business generated approximately $185 million of revenue before elimination of intercompany sales, or approximately 25% of our total revenues, for the year ended December 31, 1999.

     In May 2000 we completed the acquisition of the medicated feed additive business of Hoffmann-La Roche Ltd and Roche Vitamins Inc. for a purchase price of approximately $300 million. The acquired business had 1999 sales of approximately $200 million and consists of products used in the livestock and poultry industries for preventing and treating diseases in animals. Following the acquisition, we issued and sold 4,950,000 shares of our Class A common stock in a public offering that was completed on May 12, 2000.

     We were originally organized as A.L. Laboratories, Inc., a wholly owned subsidiary of Apothekernes Laboratorium A.S., a Norwegian healthcare company, the predecessor company to A.L. Industrier AS. In 1994, we acquired the complementary human pharmaceutical and animal health business of our parent company and subsequently changed our name to Alpharma Inc. to operate worldwide as one corporate entity.

     Our principal executive offices are located at One Executive Drive, Fort Lee, New Jersey 07024.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements and other information at the SEC's public reference rooms at:

     - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - Seven World Trade Center, 13th Floor, New York, New York 10048; or

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     In addition, our Class A common stock and our convertible subordinated notes due 2005 are traded on the New York Stock Exchange under the symbols "ALO" and "ALO5 DOS" respectively and reports, proxy and information statements and other information about us can also be inspected at the offices of the Exchange, 20 Broad Street, New York, New York 10005.

     Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

     Our SEC filings can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue debt securities in one or more series under an indenture between our company and First Union National Bank, as Trustee, the form of which we have filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the indenture are not complete and are qualified in their entirety by express reference to the indenture and the securities resolutions or the indentures supplemental thereto (copies of which have been or will be filed with the Commission). Capitalized terms used in this section without definition have the meanings given to them in the indenture.

GENERAL

     The indenture does not limit the amount of debt securities that can be issued thereunder and provides that the debt securities may be issued from time to time in one or more series pursuant to the terms of one or more securities resolutions or supplemental indentures. As of the date of this prospectus, there were no debt securities outstanding under the indenture. The debt securities will be unsecured and will have the ranking set forth in the terms of any supplements to this prospectus.

TERMS

     We will determine the terms of the debt securities at the time or times of sale. We will provide the specific terms of each series in supplements to this prospectus. Reference is made to the prospectus supplement for the following terms, if applicable, of the debt securities offered thereby:

     - designation, aggregate principal amount, currency or composite currency and denominations

     - terms of any redemption at the option of Holders

     - price and, if an index formula or other method is used, the method for determining amounts of principal or interest

     - maturity date and other dates, if any, on which principal will be payable

     - interest rate (which may be fixed or variable), if any

     - date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest

     - place or places where principal and interest will be payable and on which interest will be payable, and the record dates for the payment of interest

     - tax indemnity provisions

     - terms of any mandatory or optional redemption by us including any sinking fund

     - terms of any conversion or exchange right

     - if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining the payments

     - portion of principal payable upon acceleration of a Discounted Debt Security (as defined below)

     - ranking

     - whether and upon what terms debt securities may be defeased

     - manner of paying principal and interest

     - any events of default or the covenants in addition to or in lieu of those set forth in the indenture

     - provisions for electronic issuance of debt securities or for debt securities in uncertificated form

     - any additional provisions or other special terms not inconsistent with the provisions of the indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities.

     We may issue debt securities of any series as registered debt securities, bearer debt securities or uncertificated debt securities, and in denominations as specified in the terms of the series. (Section 2.01)

     In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States, and a bearer debt security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by us to comply with United States laws and regulations. (Section 2.04)

     Registration of transfer of registered debt securities may be requested upon surrender thereof at any agency of ours maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

     Under the indenture we may issue debt securities as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to the Discounted Debt Securities. "Discounted Debt Security" means a debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Section 2.10)

CERTAIN COVENANTS

     Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be secured by any properties or assets and will represent unsecured debt of our company.

     Any restrictive covenants which may apply to a particular series of debt securities will be described in the prospectus supplement relating to that series. The indenture does not limit our ability to enter into sale and leaseback transactions.

     Unless otherwise indicated in a prospectus supplement, these covenants, if applicable, do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities.

SUCCESSOR OBLIGOR

     Unless otherwise specified in the securities resolution establishing a series of debt securities, we shall not consolidate with or merge into, or transfer all or substantially all of our assets to, any person in any transaction in which we are not the survivor, unless:

          (1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

          (2) the person assumes by supplemental indenture all of our obligations under the indenture, the debt securities and any coupons; and

          (3) immediately after the transaction no Default (as defined) exists. The successor shall be substituted for us, and thereafter all of our obligations under the indenture, the debt securities and any coupons shall terminate. (Section 5.01)

EXCHANGE OF DEBT SECURITIES

     Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series and date of maturity in the authorized denominations as may be requested upon surrender of the registered debt securities at an agency of ours maintained for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

DEFAULT AND REMEDIES

     Unless the securities resolution establishing the series otherwise provides (in which event the prospectus supplement will so state), an "Event of Default" with respect to a series of debt securities will occur if:

          (1) we default in any payment of interest on any debt securities of the series when the same becomes due and payable and the Default continues for a period of 60 days;

          (2) we default in the payment of the principal and premium, if any, of any debt securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and the default shall continue for five or more days;

          (3) we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of a series as required by the securities resolution establishing the series and the Default continues for a period of 60 days;

          (4) we default in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

          (5) pursuant to or within the meaning of any Bankruptcy Law:

             (a) we commence a voluntary case,

             (b) we consent to the entry of an order for relief against us in an involuntary case,

             (c) we consent to the appointment of a Custodian for us or for all or substantially all of our property, or

             (d) we make a general assignment for the benefit of our creditors;

          (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

             (a) is for relief against us in an involuntary case,

             (b) appoints a Custodian for us or for all or substantially all of our property, or

             (c) orders that we be liquidated, and the order or decree remains unstayed and in effect for 60 days; or

          (7) there occurs any other Event of Default provided for in the series. (Section 6.01)

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

     "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 33 1/3% in principal amount of the series notify us of the Default and we do not cure the Default within the time specified after receipt of the notice. (Section 6.01) The Trustee may require indemnity satisfactory to it before it enforces the indenture or the debt securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the debt securities of the series may direct the Trustee in its exercise of any trust or power with respect to the series. (Section 6.05) Except in the case of Default in payment on a series, the Trustee may withhold from Securityholders of the series notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest. (Section 7.04) We are required to furnish the Trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

     The failure to redeem any debt securities subject to a Conditional Redemption (as defined) is not an Event of Default if any event on which the redemption is so conditioned does not occur and is not waived before the scheduled redemption date. (Section 6.01)

     The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an Event of Default.

AMENDMENTS AND WAIVERS

     The indenture and the debt securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the securities resolution otherwise provides (in which event the prospectus supplement will so state), the debt securities and the indenture may be amended with the consent of the Holders of a majority in principal amount of the debt securities of all series affected voting as one class. (Section 9.02) Unless the securities resolution otherwise provides (in which event the prospectus supplement will so state), a Default on a particular series may be waived with the consent of the Holders of a majority in principal amount of the debt securities of the series. (Section 6.04)

     However, without the consent of each Holder affected, no amendment or waiver may:

          (1) reduce the amount of debt securities whose Holders must consent to an amendment or waiver;

          (2) reduce the interest on or change the time for payment of interest on any debt security;

          (3) change the fixed maturity of any debt security;

          (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof;

          (5) change the currency in which the principal or interest on a debt security is payable;

          (6) make any change that materially adversely affects the right to convert any debt security; or

          (7) waive any Default in payment of interest on or principal of a debt security. (Sections 6.04 and 9.02)

     Without the consent of any Holder, the indenture or the debt securities may be amended:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for assumption of Company obligations to Holders in the event of a merger or consolidation requiring the assumption;

          (3) to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued;

          (4) to create a series and establish its terms;

          (5) to provide for a separate trustee for one or more series; or

          (6) to make any change that does not materially adversely affect the rights of any Holder. (Section 9.01)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Debt securities of a series may be defeased in accordance with their terms and, unless the securities resolution establishing the terms of the series otherwise provides, as set forth below. We at any time may terminate as to a series all of our obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and coupons and to maintain paying agencies in respect of the debt securities) with respect to the debt securities of the series and any related coupons and the indenture ("legal defeasance"). We at any time may terminate as to a series our obligations with respect to the debt securities and coupons of the series under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any restrictive covenants which may be applicable to that series. (Section 8.01)

     To exercise either defeasance option as to a series, we must:

          (1) irrevocably deposit in trust (the "defeasance trust") with the Trustee or another trustee money or U.S. Government Obligations, deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at the times and in the amounts as will be sufficient to pay the principal and interest when due on all debt securities of that series to maturity or redemption, as the case may be, and

          (2) comply with certain other conditions.

     In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes. "U.S. Government Obligations" means direct obligations of the United States or an instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in those obligations. (Section 8.02)

REGARDING THE TRUSTEE

     First Union National Bank will act as Trustee for debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, the Trustee will also act as Registrar and Paying Agent with respect to the debt securities. (Section 2.03)

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock currently consists of: (i) 50,000,000 shares of Class A common stock, of which 25,296,287 shares were outstanding as of June 9, 2000, (ii) 15,000,000 shares of Class B common stock, $.20 par value per share, of which 9,500,000 shares were issued and outstanding as of June 9, 2000, and (iii) 500,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding as of June 9, 2000. Our board of directors has recommended for the approval of our stockholders an amendment to our certificate of incorporation that would increase the authorized shares of Class A common stock to 65,000,000. The following description of our capital stock is a summary of provisions of our amended and restated certificate of incorporation and is qualified in its entirety by the provisions of that document which has been filed with the SEC. As of March 31, 2000, the Class A common stock was held of record by approximately 1,796 stockholders.

COMMON STOCK

     The Class A common stock and the Class B common stock are identical in all respects, including with respect to the right to receive dividends, except as follows: (1) the holders of the Class A common stock are currently entitled as class to elect 33 1/3% of the Board of Directors (rounded to the nearest whole number, but not less than two members of the Board of Directors), and the holders of the Class B common stock are entitled as a class to elect the remaining directors; (2) on all other matters submitted to a vote of stockholders, the holders of the Class A common stock are entitled to one vote per share of Class A common stock held, and the holders of the Class B common stock are entitled to four votes per share of Class B common stock held; (3) the holders of the Class B common stock have the right at any time and from time to time to convert each share of Class B common stock into one share of Class A common stock; and (4) shares of Class A common stock may be declared and paid as dividends on shares of both Class A common stock and Class B common stock; shares of Class B common stock may be declared and paid as dividends on shares of both Class A common stock and Class B common stock; shares of Class A common stock may be declared and paid as dividends on shares of Class A common stock and shares of Class B common stock may be declared and paid as dividends on shares of Class B common stock; and in any such case the same number of shares must be declared and paid as dividends in respect of each outstanding share of Class A common stock and each outstanding share of Class B common stock. The special voting rights of the holders of the Class A common stock as reflected in clause (1) above terminate if the number of outstanding shares of Class A common stock is less than 10% of the aggregate number of issued and outstanding shares of Class A common stock and Class B common stock, and the special voting rights of the holders of the Class B common stock as reflected in clauses (1) and (2) above terminate if the number of issued and outstanding shares of Class B common stock is less than 12 1/2% of such aggregate number, in each case as determined on the record for the stockholder vote.

     We may not subdivide or combine either class of common stock without at the same time combining or subdividing shares of the other class of common stock in the same proportion. Upon liquidation of Alpharma, holders of the Class A common stock and the Class B common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all our obligations, and payments due in respect of any other of our senior securities, including any shares of preferred stock. Holders of common stock do not have cumulative voting rights or preemptive, subscription or, except as set forth above with respect to the Class B common stock, conversion rights.

PREFERRED STOCK

     We may issue the preferred stock in one or more series, with designations, relative rights, powers, priorities, preferences and limitations thereof as the Board of Directors, without any stockholder action, may determine, provided that we may not limit the right of the holders of Class A common stock, voting as a class, to elect no less than 25% of the Board of Directors by granting voting rights to any series of preferred stock.

TRANSFER AGENT

     BankBoston, N.A. is the transfer agent for the common stock.

                                   BOOK-ENTRY

     DTC will act as securities depository for the debt securities. The debt securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global certificates will be issued for the debt securities representing the aggregate principal amount of the debt securities and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of the debt securities within the DTC system must be made by or through Direct Participants which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security (a "Beneficial Owner") will in turn be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the debt securities will be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in debt securities except in the event that use of the book-entry system for the debt securities is discontinued.

     The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC's records reflect only the identity of the Direct Participants to whose accounts the debt securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other direct communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the debt securities of an issue are being redeemed, DTC's practice will determine by lot the amount of the interest of each Direct Participant in the series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest on the debt securities will be paid to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of the Participant and not of DTC, the underwriters, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of us or the Trustee. Disbursement of these payments to Direct Participants is the responsibility of DTC, and disbursement of these payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us. Under those circumstances and in the event that a successor securities depository is not obtained, certificates for the debt securities are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor securities depository). In that event, certificates for the debt securities will be printed and delivered.

     We will not have any responsibility or obligation to Participants or to the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominees or any Direct or Indirect Participant with respect to any ownership interest in the debt securities, or with respect to payments or providing of notice to the Direct Participants, the Indirect Participants or the Beneficial Owners.

     So long as Cede & Co. is the registered owner of the debt securities, as nominee of DTC, references herein to holders of the debt securities shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the debt securities.

     DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contracting (and will continue to contract) third party vendors from whom DTC acquires services to:
(i) impress upon them the importance of such services being year 2000 compliant; and (ii) determine the extent of their efforts for year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC.

                              PLAN OF DISTRIBUTION

     The Company may sell securities through underwriters or dealers, directly to one or more purchasers or through agents. The applicable prospectus supplement will set forth the terms of the offering of any securities, including:

     - the names of any underwriters or agents

     - the proceeds to the Company from the sale

     - any other items constituting underwriters' compensation

     - any discounts or concessions allowed or re-allowed or paid to dealers

     - the purchase price of the securities

     - any underwriting discounts

     - any initial public offering price

     - any securities exchanges on which the securities may be listed

     If underwriters are used in the sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of those securities if any of them are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

     We may sell securities directly or through agents designated by us from time to time. Any agent involved in the offer or sale of securities will be named, and any commissions payable by us to the agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the agent will act on a best efforts basis for the period of its appointment.

     If so indicated in a prospectus supplement with respect to securities, we will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of the securities sold pursuant to the contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The contracts will not be subject to any conditions except:

          (1) the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

          (2) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts.

     The underwriters will not have any responsibility in respect of the validity or performance of the contracts.

     If dealers are utilized in the sale of any securities, we will sell those securities to the dealers, as principal. Any dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered thereby.

     It has not been determined whether any series of securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any series of securities. We cannot predict the level of trading activity in, or the liquidity of, any series of securities.

     Any underwriters, dealers or agents participating in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     Kirkland & Ellis, New York, New York (a partnership that includes professional corporations) will pass upon legal matters regarding the issuance of the securities and the validity of the common stock being issuable upon conversion of the securities. Mr. Glen E. Hess has been a director of Alpharma since 1983. Mr. Hess's professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed significant legal services for Alpharma.

                                    EXPERTS

     The financial statements of Alpharma Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Roche MFA business incorporated in this prospectus by reference to our Current Report on Form 8-K dated May 2, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers AG, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such amounts are estimates, other than the fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee.........  $ 132,000
Legal fees and expenses.....................................    150,000
Accounting fees and expenses................................     50,000
Printing....................................................    200,000
Trustee's fees and expenses.................................      8,500
Miscellaneous...............................................     34,500
     Total..................................................  $ 575,000*

-------------------------

* All expenses, except the Securities and Exchange Commission registration fee, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Restated Certificate of Incorporation of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by applicable law.

ITEM 16.  EXHIBITS.

     The following exhibits are filed pursuant to Item 601 of Regulation S-K:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1      Asset Purchase Agreement, dated as of April 19, 2000 among
          Roche Vitamins Inc. (RVI) and F. Hoffmann-La-Roche Ltd.
          (Roche Basel) (collectively, Sellers) and Alpharma Inc. and
          Alpharma (Luxembourg) SARL (collectively, Buyers) was filed as Exhibit 2.1 of the Company's Form 8-K dated May 2, 2000, and is incorporated by reference.
 4.1A     Form of Indenture.
 4.1B     Form of Securities Resolution.
 4.2      Reference is made to Article Fourth of the Amended and
          Restated Certificate of Incorporation of the Company which is filed as Exhibit 3.1 to the Company's 1998 Annual Report on Form 10-K and is incorporated by reference.
 4.3      Indenture, dated as of March 30, 1998, by and among the
          Company and First Union National Bank, as trustee, with
          respect to the 5 3/4% Convertible Subordinated Notes due
          2005 was filed as Exhibit 4.1 of the Company's Form 8-K
          dated as of March 30, 1998 and is incorporated by reference.
 4.4      Note Purchase Agreement dated March 5, 1998 and Amendment
          No. I thereto dated March 25, 1998 by and between the
          Company and A.L. Industrier A.S. was filed as Exhibit 1.2 of the Company's Form 8-K dated as of March 30, 1998 and is
          incorporated by reference.
 4.5      $300,000,000 Credit Agreement among Alpharma U.S. Inc., as
          Borrower, Union Bank of Norway, as agent and arranger, and
          Den norske Bank AS, as co-arranger, dated January 20, 1999 was filed as Exhibit 10.2 to the Company's 1998 Annual
          Report on Form 10-K and is incorporated by reference.
 4.6      Parent Guaranty, made by the Company in favor of Union Bank of Norway, as agent and arranger, and Den norske Bank AS, as co-arranger, dated January 20, 1999, was filed as Exhibit
          10.7 to the Company's 1998 Annual Report on Form 10-K and is
          incorporated by reference.
 4.7      Indenture dated as of June 2, 1999, by and between the
          Registrant and First Union National Bank, as trustee, with respect to the 3% Convertible Senior Subordinated Notes due
          2006, was filed as Exhibit 4.1 to the Company's Form 8-K
          dated as of June 16, 1999 and is incorporated by reference.
 4.8      $225 million Credit Agreement (the "Bridge Financing
          Agreement") dated as of May 2, 2000, among Alpharma U.S.
          Inc. as borrower, Alpharma Inc. as parent guarantor, the
          subsidiary guarantors and First Union National Bank, Summit
          Bank, Den norske Bank ASA, Union Bank of Norway and First
          Union Securities Inc. was filed as Exhibit 4.0 of the
          Company's Form 10-Q for the quarter ended March 31, 2000 and is incorporated by reference.
 4.9      Parent Guaranty made by the Company in favor of the Banks
          party to the Bridge Financing Agreement dated May 2, 2000
          was filed as Exhibit 4.1 of the Company's Form 10-Q for the quarter ended March 31, 2000 and is incorporated by
          reference.
 4.10     Amendment No. 2 to the 1999 Credit Facility and Amendment
          No. 3 to the Parent Guaranty and Consent dated as of April
          19, 2000 between the Company and the Banks that are parties to the original agreement was filed as Exhibit 4.2 to the
          Company's Form 10-Q for the quarter ended March 31, 2000 and is incorporated by reference.
 5.1      Opinion of Kirkland & Ellis regarding legality of securities being registered.
12.1      Statement re: computation of ratio of earnings to fixed
          charges.
23.1      Consent of PricewaterhouseCoopers LLP.
23.2      Consent of Kirkland & Ellis (included in Exhibit 5.1).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
23.3      Consent of PricewaterhouseCoopers AG.
24.1      Powers of Attorney (included signature pages of Registration
          Statement).
25.1      Statement of eligibility of Trustee, on Form T-1.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lee, New Jersey, as of June 19, 2000.

                                          ALPHARMA INC.

                                          By:     /s/ ROBERT F. WROBEL
                                            ------------------------------------
                                              Robert F. Wrobel
                                              Vice President and Chief Legal
                                              Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey E. Smith and Robert F. Wrobel and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and preform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

                     SIGNATURE                                     TITLE                    DATE
                     ---------                                     -----                    ----
                 /s/ EINAR W. SISSENER               Chairman and Director              June 19, 2000
---------------------------------------------------
                   Einar W. Sissener

                    /s/ INGRID WIIK                  President and Chief Executive      June 19, 2000
---------------------------------------------------    Officer and Director (Principal
                      Ingrid Wiik                      Executive Officer)

                 /s/ JEFFREY E. SMITH                Vice President, Finance and Chief  June 19, 2000
---------------------------------------------------    Financial Officer (Principal
                   Jeffrey E. Smith                    Financial Officer and Principal
                                                       Accounting Officer)

                   /s/ I. ROY COHEN                              Director               June 19, 2000
---------------------------------------------------
                     I. Roy Cohen

                     SIGNATURE                                     TITLE                    DATE
                     ---------                                     -----                    ----
                   /s/ THOMAS GIBIAN                             Director               June 19, 2000
---------------------------------------------------
                     Thomas Gibian

                   /s/ GLEN E. HESS                              Director               June 19, 2000
---------------------------------------------------
                     Glen E. Hess

                 /s/ ERIK G. TANDBERG                            Director               June 19, 2000
---------------------------------------------------
                   Erik G. Tandberg

                 /s/ PETER G. TOMBROS                            Director               June 19, 2000
---------------------------------------------------
                   Peter G. Tombros

                  /s/ ERIK HORNNAESS                             Director               June 19, 2000
---------------------------------------------------
                    Erik Hornnaess

                 /s/ OYVIN A. BROYMER                            Director               June 19, 2000
---------------------------------------------------
                   Oyvin A. Broymer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1      Asset Purchase Agreement, dated as of April 19, 2000 among
          Roche Vitamins Inc. (RVI) and F. Hoffmann-La-Roche Ltd.
          (Roche Basel) (collectively, Sellers) and Alpharma Inc. and
          Alpharma (Luxembourg) SARL (collectively, Buyers) was filed as Exhibit 2.1 of the Company's Form 8-K dated May 2, 2000, and is incorporated by reference.
 4.1A     Form of Indenture.
 4.1B     Form of Securities Resolution.
 4.2      Reference is made to Article Fourth of the Amended and
          Restated Certificate of Incorporation of the Company which is filed as Exhibit 3.1 to the Company's 1998 Annual Report on Form 10-K and is incorporated by reference.
 4.3      Indenture, dated as of March 30, 1998, by and among the
          Company and First Union National Bank, as trustee, with
          respect to the 5 3/4% Convertible Subordinated Notes due
          2005 was filed as Exhibit 4.1 of the Company's Form 8-K
          dated as of March 30, 1998 and is incorporated by reference.
 4.4      Note Purchase Agreement dated March 5, 1998 and Amendment
          No. I thereto dated March 25, 1998 by and between the
          Company and A.L. Industrier A.S. was filed as Exhibit 1.2 of the Company's Form 8-K dated as of March 30, 1998 and is
          incorporated by reference.
 4.5      $300,000,000 Credit Agreement among Alpharma U.S. Inc., as
          Borrower, Union Bank of Norway, as agent and arranger, and
          Den norske Bank AS, as co-arranger, dated January 20, 1999 was filed as Exhibit 10.2 to the Company's 1998 Annual
          Report on Form 10-K and is incorporated by reference.
 4.6      Parent Guaranty, made by the Company in favor of Union Bank of Norway, as agent and arranger, and Den norske Bank AS, as co-arranger, dated January 20, 1999, was filed as Exhibit
          10.7 to the Company's 1998 Annual Report on Form 10-K and is
          incorporated by reference.
 4.7      Indenture dated as of June 2, 1999, by and between the
          Registrant and First Union National Bank, as trustee, with respect to the 3% Convertible Senior Subordinated Notes due
          2006, was filed as Exhibit 4.1 to the Company's Form 8-K
          dated as of June 16, 1999 and is incorporated by reference.
 4.8      $225 million Credit Agreement (the "Bridge Financing
          Agreement") dated as of May 2, 2000, among Alpharma U.S.
          Inc. as borrower, Alpharma Inc. as parent guarantor, the
          subsidiary guarantors and First Union National Bank, Summit
          Bank, Den norske Bank ASA, Union Bank of Norway and First
          Union Securities Inc. was filed as Exhibit 4.0 of the
          Company's Form 10-Q for the quarter ended March 31, 2000 and is incorporated by reference.
 4.9      Parent Guaranty made by the Company in favor of the Banks
          party to the Bridge Financing Agreement dated May 2, 2000
          was filed as Exhibit 4.1 of the Company's Form 10-Q for the quarter ended March 31, 2000 and is incorporated by
          reference.
 4.10     Amendment No. 2 to the 1999 Credit Facility and Amendment
          No. 3 to the Parent Guaranty and Consent dated as of April
          19, 2000 between the Company and the Banks that are parties to the original agreement was filed as Exhibit 4.2 to the
          Company's Form 10-Q for the quarter ended March 31, 2000 and is incorporated by reference.
 5.1      Opinion of Kirkland & Ellis regarding legality of securities being registered.
12.1      Statement re: computation of ratio of earnings to fixed
          charges.
23.1      Consent of PricewaterhouseCoopers LLP.
23.2      Consent of Kirkland & Ellis (included in Exhibit 5.1).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
23.3      Consent of PricewaterhouseCoopers AG.
24.1      Powers of Attorney (included signature pages of Registration
          Statement).
25.1      Statement of eligibility of Trustee, on Form T-1.